Exhibit 99.2

TERMINATION OF VOTING AGREEMENT

THIS TERMINATION OF VOTING AGREEMENT (this “Agreement”), dated as of April 16, 2020, is made by and between Shepherd Kaplan Krochuk, LLC, North and Webster SSG, LLC, and Simon Nijnens (collectively, “the Parties”).

Preliminary Statement

WHEREAS, on November 27, 2019, the Parties entered into an agreement (“Voting Agreement”) pertaining to Wayside Technology Group, Inc., a Delaware corporation (“Wayside”) and securities issued by Wayside;

WHEREAS, the Parties and Wayside became involved in litigation (“the Wayside Action”) related to the Voting Agreement;

WHEREAS, the Parties have settled the Wayside Action on the terms and conditions set forth in a separate Settlement Agreement among the Parties and Wayside, effective as of the date hereof (the “Settlement Agreement”); and

WHEREAS, in accordance with the terms of the Settlement Agreement, the Parties now desire to terminate the Voting Agreement on the terms set forth herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1.       Termination. In accordance with clause (i) of Section 10 of the Voting Agreement, the Parties hereto hereby agree that, effective as of the Effective Date (as defined in the Settlement Agreement), the Voting Agreement (and any and all rights and obligations of the parties thereunder) shall be terminated in its entirety and shall thereinafter have no further force and effect.

2.       Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

3.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Shepherd Kaplan Krochuk, LLC

By:	/s/ David Kaplan
	Name:	David Kaplan
	Title:	Managing Member

North & Webster SSG, LLC

By:	/s/ Samuel A. Kidston
	Name:	Samuel A. Kidston
	Title:	Managing Member

/s/ Simon Nijnens
SIMON NIJNENS